Exhibit 10.10

AMENDMENT TO AGREEMENT

THIS AMENDMENT TO AGREEMENT (“Amendment”) is entered into and effective as of December 27, 2018 (the “Effective Date”) by and between Summit Wireless Technologies, Inc., a Delaware corporation, formerly named Summit Semiconductor, Inc. (the “Company”), and Michael Howse, an individual residing in California (“Howse”).

RECITALS

A.       The Company and Howse entered into an agreement for the services of Howse dated April 6, 2018 (the “Agreement”).

B.       The Company and Howse desire to amend the Agreement as set forth in this Amendment in order to, among other things, modify the terms of compensation provided in the Agreement, including the terms of certain warrants to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which were previously issued to Howse pursuant to the Agreement, attached hereto as Exhibit 1 and Exhibit 2 (collectively, the “Warrants”).

NOW THEREFORE, the parties to this Amendment agree as follows:

1.	Amendment to Warrants. The first section labeled Section 6 of the Agreement, except for the last two paragraphs of such section, shall be deemed null and no longer in effect, and shall be substituted with the following:

“6. Other Compensation. In consideration of your agreement to begin employment with the Company and to serve as a director of the Company, the Company will grant you two warrants, each of which shall vest pursuant to the vesting provisions set forth in Section 2(c) of each such warrant.”

The Company and Howse each hereby agree and consent that the Amended and Restated Common Stock Purchase Warrants attached hereto as Exhibit 3 and Exhibit 4 amend and restate the Warrants attached as Exhibit 1 and Exhibit 2, respectively, and shall be issued by the Company to Howse as of the Effective Date in place of the Warrants previously issued to Howse pursuant to Section 6 of the Agreement.

2.	Amendment to Bonus Provisions. The last two paragraphs of the first section labeled Section 6 of the Agreement shall be deemed null and no longer in effect, and shall be substituted with the following:

“6.1 Cash Bonus – Financing. If during the period during which Howse is employed by the Company as Interim Chief Strategy Officer and for the period ending six (6) months thereafter (the “Term”), the Company raises capital in one or more financings that include a Strategic Investor (as defined below), Howse will receive a cash bonus concurrently with the closings of such financings as follows:

Aggregate Proceeds from Financings	Bonus

Greater than $4,000,000 and up to $7,999,999.99	$240,000

$8,000,000 or greater	$480,000

A round of financing with multiple closings will be considered a single financing. Howse may elect to receive up to fifty (50%) of such compensation in the form of convertible notes or preferred equity issued to the investors and on the same terms as such investors.

6.2 Management Objective Bonus – Fundamental Transaction. If during the period during which Howse serves as a member of the Board of Directors of the Company and for the period ending one hundred eighty (180) days thereafter, a Fundamental Transaction occurs (as defined below), Howse will receive a cash bonus (the “Management Objective Bonus”) concurrently with the closing of such Fundamental Transaction as part of the closing instructions (or if there is no closing applicable to such Fundamental Transaction, then from the date on which such Fundamental Transaction is effected) as follows:

Consideration	Management Objective Bonus

If General Expenses are incurred:

Less than $80,000,000	$1,500,000

$80,000,000 to $99,999,999	$1,500,000

$100,000,000 to $119,999,999	$1,500,000

$120,000,000 to $139,999,999	$2,000,000

$140,000,000 or greater	$2,250,000

If General Expenses are not incurred:

Less than $80,000,000	$3,000,000

$80,000,000 to $99,999,999	$3,000,000

$100,000,000 to $119,999,999	$3,000,000

$120,000,000 to $139,999,999	$4,000,000

$140,000,000 or greater	$4,500,000

As set forth on the table above, twice the amount of bonus will be paid if the Company does not incur General Expenses.

“General Expenses” means the fees of an investment bank that are charged in connection with the Fundamental Transaction of 2% or more of the Consideration.

“Consideration” means the total value of all consideration received or to be received directly or indirectly by Company and/or its shareholders or other owners (including amounts paid into escrow) as a result of such Fundamental Transaction. Such Consideration shall include the following: cash or cash equivalents; stock or other securities (including amounts paid or payable in respect of convertible securities, options or similar rights, whether or not vested); promissory notes or other debt instruments; indebtedness for borrowed money (including capitalized lease and preferred stock obligations) assumed, retired or defeased by purchasers; assets to be retained by Company (including cash, accounts receivable, inventory and equipment); earnouts; royalties; real property, personal property or intellectual property sold or leased; employment or consulting agreements in excess of fair market rates; non-competition agreements; and management agreements. Consideration shall also include, without duplication, the aggregate amount of any cash distributions that are outside the ordinary course. Consideration shall include cash and cash equivalents of the Company as set forth in the Company’s balance sheet immediately preceding the closing of the Fundamental Transaction. If a Fundamental Transaction, other than a sale of assets, results in a majority (but less than all) of the equity securities of Company having been acquired, the Consideration shall be calculated pursuant to this paragraph as though all of the outstanding equity securities of Company had been acquired at a price equal to the highest price per share paid by the purchaser for any shares it acquired at the time of the Transaction.

The Company will pay the Management Objective Bonus by bank wire transfer of immediately available funds to an account specified by Howse. Company may defer payment of any portion of the Management Objective Bonus which is attributable to Consideration consisting of a future earnout, royalty, or the like (i.e., financial instruments or agreements, the values of which at the time of the closing cannot be determined because they are based solely on future performance or earnings), in which case such portion of the Management Objective Bonus shall be paid to Howse within three (3) days after Company receives the related Consideration. If all or any portion of the Consideration is of a determined amount (i.e., not contingent) but is to be paid over time, then the portion of the Management Objective Bonus attributable thereto shall be payable upon consummation of the Transaction.

“Fundamental Transaction” means (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share exchange agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share exchange agreement or other business combination), or (vi) any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company changes ownership occurs.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Strategic Investor” means any Person (or equity holder of such Person) that: (a) is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, or (b) the Chief Executive Officer of the Company agrees in writing (including email) provided to Howse to treat as a “Strategic Investor” for the purposes of Management Objective Bonus.”

3.	Deferred Shares. On January 4, 2019, the Company will grant to Howse Deferred Shares, as that term is defined in the Company’s 2018 Long-Term Stock Incentive Plan (the “Plan”). The terms of the Deferred Shares shall be subject to the terms of the Plan and the terms of the Deferred Shares Agreement, the form of which is attached as Exhibit 5 (the “Deferred Shares Agreement”). However, if for any reason the Company cannot grant such Deferred Shares to Howse on January 4, 2019 because he is no longer a service provider to the company (i.e. is no longer an employee or member of the Board of Directors) other than by his own resignation, and if a Fundamental Transaction occurs within one hundred and eighty days (180) of such termination, then the Company will pay to Howse a cash bonus at the closing of such Fundamental Transaction (or if there is no closing applicable to such Fundamental Transaction, then the date on which such Fundamental Transaction is effected) that will provide Howse with the same economic benefit as if such Deferred Shares would have been granted on January 4, 2019 and completely vested.

4.	Representations.

4.1.	The Company represents to Howse that as of November 14, 2018, (a) there are an aggregate of 15,366,327 shares of Common Stock issued and outstanding, and no other shares of capital stock of the Company issued or outstanding, and (b) the Fully Diluted Capitalization of the Company is 25,251,492 shares of Common Stock.

4.2.	The Company represents to Howse that as of November 14, 2018, no stockholder or other person or entity has any right to a liquidation preference senior to the holders of Common Stock.

4.3.	“Fully Diluted Capitalization” means the number of shares of Common Stock outstanding treating for this purpose as outstanding all shares of Common Stock, any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock, and all shares reserved for issuance under the Plan regardless of whether options or shares have been granted or vested.

5.	The Company and Howse agree that the relationship created by the Agreement was a consulting relationship during the period from April 6, 2018 to October 31, 2018, notwithstanding the language in the Agreement stating that it was an offer of employment. However, the Company and Howse agree that Howse will be deemed a part-time employee of the Company whose employment commenced on November 1, 2018 under the terms of the Agreement as amended by this Amendment, provided that Howse shall not be eligible to receive vacation or sick days or medical benefits from the Company. The Company will pay Howse’s salary in accordance with its standard payroll procedures for November 2018 and Howse shall be entitled to participate, if he desires to do so, in the Company’s 401(k) retirement plan, Flex Spending plan and any such plans available to part-time employees pursuant to the Company’s then benefit offerings.

6.	Additional Terms.

6.1.	The Company represents and warrants that all corporate and stockholder action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Amendment, the Warrants, and the Deferred Shares Agreement (collectively, the “Transaction Agreements”) by the Company, the authorization, sale, issuance and delivery of the Common Stock pursuant to the Transaction Agreements, and the performance of all of the Company’s obligations under the Transaction Agreements has been taken. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (a) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The execution, delivery and performance of the Transaction Agreements, and the consummation of the transactions contemplated hereby or thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time and the giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any material lien, charge or encumbrance upon any assets of the Company or in the diminution of rights of the Company or the expansion of rights of any third party or of any obligations of the Company. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Amendment.

6.2.	This Amendment will take effect upon being executed by both parties below. The Agreement, this Amendment, the Warrants, and the Deferred Shares Agreement constitute the complete agreement between Howse and the Company, contain all of the terms of Howse’s employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between Howse and the Company. This Amendment may not be amended or modified, except by an express written agreement signed by both Howse and the Company.

6.3.	The terms of this Amendment and the resolution of any disputes as to the meaning, effect, performance or validity of this Amendment or arising out of, related to, or in any way connected with, this Amendment, Howse’s employment with the Company or any other relationship between Howse and the Company (collectively, “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. Howse and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

6.4.	The provisions of the following Sections will survive any termination or expiration of this Amendment: 1, 2, 3, 4, 5 and 6.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Amendment to Agreement as of the date first set forth above.

MICHAEL HOWSE		SUMMIT WIRELESS TECHNOLOGIES, INC.

Signature	/s/ Michael Howse	Signature	/s/ Brett Moyer

Printed Name	Michael Howse	Printed Name	Brett Moyer

Title		Title	CEO and President

Date Signed	12/28/2018	Date Signed	12/28/2018